Exhibit 2.1

Annex A-2

Execution Version

CONSENT AND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS CONSENT AND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of December 26, 2023, by and among Churchill Capital Corp VII, a Delaware corporation (“CCVII”), CorpAcq Group Plc (f/k/a Polaris Pubco Plc), a public limited company incorporated under the laws of England and Wales (the “Company”), Polaris Bermuda Limited, an exempted company limited by shares incorporated under the laws of Bermuda (“BermudaCo”), NorthSky Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub”), CorpAcq Holdings Limited, a private limited company incorporated under the laws of England and Wales (“CorpAcq Holdco”) and each shareholder of CorpAcq Holdco set forth on the signature pages hereto (being all shareholders who have entered into the Merger Agreement as of the date hereof (as defined below), including by way of a signatory to a joinder to the Merger Agreement (as defined below) executed pursuant to Section 9.07 of the Merger Agreement (as defined below)) prior to Closing pursuant to which each such shareholder of CorpAcq Holdco also adheres to the terms of this Amendment (the “Sellers”), and amends that certain Agreement and Plan of Merger, dated as of August 1, 2023 (the “Merger Agreement”), by and among CCVII, the Company, BermudaCo, Merger Sub, CorpAcq Holdco and the Sellers. Except as otherwise set forth herein, capitalized terms used herein have the meanings set forth in the Merger Agreement.

RECITALS

WHEREAS, pursuant to Section 8.02 of the Merger Agreement and subject to the exceptions set forth therein, CCVII shall not and shall not permit any of its Subsidiaries to, among other things (a) change, modify or amend the Trust Agreement or the CCVII Organizational Documents, (b) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of or other equity interests in, CCVII, (c) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, CCVII, (d) other than in respect of working capital loans with any Sponsor Persons, incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or (e) authorize any of, or commit or agree to take, whether in writing or otherwise, any of, the foregoing actions;

WHEREAS, in connection with the Transactions, CCVII intends to seek the requisite approval from the CCVII Stockholders of an amendment to the Amended and Restated Certificate of Incorporation of CCVII, as amended by that certain Amendment to the Amended and Restated Certificate of Incorporation dated as of May 16, 2023 (as it may be amended from time to time, including by the CCVII Charter Amendment (as defined below), the “CCVII Charter”) to (a) extend the date by which CCVII must consummate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”) from February 17, 2024 to August 17, 2024 (or such earlier date as determined by the board of directors of CCVII) (such amendment, the “Extension Amendment”) and (b) provide for the right of holders of CCVII Class B Common Stock to convert some or all of his, her or its shares of CCVII Class B Common Stock into shares of CCVII Class A Common Stock on a one-to-one basis at any time at the election of holder of such shares of CCVII Class B Common Stock (such amendment, the “Founder Share Amendment”, and together with the Extension Amendment, the “CCVII Charter Amendment”);

WHEREAS, promptly following receipt of the requisite approval from the CCVII Stockholders, CCVII intends to file the CCVII Charter Amendment with the Secretary of State of the State of Delaware, and concurrently therewith, CCVII and the Founder may amend that certain non-interest bearing, unsecured promissory note issued by CCVII to the Founder in connection with the Charter Amendment (the “Promissory Note Amendment”);

WHEREAS, pursuant to Section 8.06 of the Merger Agreement, during the Interim Period, CCVII shall use reasonable best efforts to ensure CCVII remains listed as a public company on, and for shares of CCVII Class A Common Stock and CCVII Warrants to remain listed on, the Stock Exchange;

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WHEREAS, pursuant to Section 12.10 of the Merger Agreement, the Merger Agreement may be amended or modified in whole or in part by a duly authorized agreement in writing executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement;

WHEREAS, pursuant to Section 2.01(b) of the Merger Agreement, each Seller has agreed to appoint (with effect from closing of the CorpAcq Sale) the Company as his or her lawful attorney to act in his or her name and on his or her behalf to execute and deliver all deeds and documents and to do all acts and things and exercise all rights which the Company would be entitled to execute, deliver, do and exercise if the Company was registered as the holder of relevant CorpAcq Ordinary Shares;

WHEREAS, pursuant to Section 2.01(c) of the Merger Agreement, each Seller agreed to appoint the directors of the Company and the directors of CorpAcq Holdco (acting individually or collectively) as his, her or its lawful attorney to act in his, her or its name and act on his, her or its behalf to receive, sign, execute, deal with and deliver such documents as may be required or necessary to give effect to the Transactions to which such Seller is a party and to do all things which any such attorney may consider necessary or expedient in respect of the Transactions and the documents relating thereto, and each attorney appointed thereunder shall have the power to agree the form and content of, negotiate, vary or approve, execute, deliver and/or sign in the appointing Seller’s name or otherwise on the appointing Seller’s behalf any document or deed and to do all other acts or things as may be necessary to give effect to the Transactions including, without limitation, this Amendment and any subsequent amendment made to the Merger Agreement;

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein and in the Merger Agreement, the Parties agree as follows:

1.	Consent

(a)      Pursuant to Section 8.02 of the Merger Agreement, CorpAcq Holdco hereby consents to the following actions: (i) the filing of a proxy statement with respect to a meeting of the CCVII Stockholders to be held for the purpose of approving the CCVII Charter Amendment, and, if necessary, the adjournment thereof (the “Extension Special Meeting”); (ii) the establishment of any record date for, calling, giving notice of, convening, holding and adjourning, the Extension Special Meeting; (iii) the solicitation of proxies and votes in favor of the CCVII Charter Amendment, and, if necessary, the adjournment of the Extension Special Meeting, (iv) providing CCVII Stockholders with the opportunity to redeem their shares of CCVII Class A Common Stock upon the approval by the requisite CCVII Stockholders of the Extension Amendment, in accordance with the CCVII Charter; (v) the filing of the CCVII Charter Amendment (or any part thereof) with the Secretary of State of the State of Delaware; (vi) the entry into the Promissory Note Amendment and (vii) any and all incidental and customary actions in furtherance of the foregoing.

(b)     For the avoidance of doubt, in accordance with Section 8.02(a) of the Merger Agreement, following the effectiveness of the CCVII Charter Amendment (to the extent it contains the Founder Share Amendment), CCVII shall not convert or reclassify any shares of CCVII Class B Common Stock into CCVII Class A Common Stock in connection with any proposed conversion of shares of CCVII Class B Common Stock at the election of the holder thereof, in accordance with the Founder Share Amendment, without the prior written consent of CorpAcq Holdco (which consent shall not be unreasonably conditioned, withheld, delayed or denied, so long as any such conversion of CCVII Class B Common Stock into CCVII Class A Common Stock shall not (i) substantively impact the treatment of such shares in the Transactions or (ii) adversely impact the rights of CorpAcq Holdco’s existing shareholders, CorpAcq Holdco, NorthSky Merger Sub, Inc., Polaris Bermuda Limited or the Company). In connection with receipt of such written consent from CorpAcq, the CorpAcq Parties and CCVII shall cooperate in good faith to make appropriate amendments to the applicable terms of the Merger Agreement, Sponsor Agreement and other Transaction Agreements to reflect any conversion of CCVII Class B Common Stock into CCVII Class A Common Stock.

2.	Stock Exchange. The CorpAcq Parties and CCVII hereby mutually agree that the Nasdaq Global Select Market, Nasdaq Global Market and Nasdaq Capital Market shall each be deemed a “Stock Exchange” under the Merger Agreement, and consistent with Section 8.06 of the Merger Agreement, during the Interim Period, CCVII may apply to list, and may list of the shares of CCVII Class A Common Stock and the CCVII Warrants on such Stock Exchanges.

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3.	Amendments to the Merger Agreement. Effective upon the filing of the CCVII Charter Amendment (or any part thereof) with the Secretary of State of the State of Delaware, the Merger Agreement shall be amended and restated as follows:

(a)     The following definitions set forth in Article I of the Merger Agreement shall be deleted in its entirety and replaced as follows:

“CCVII Organizational Documents” means the Amended and Restated Certificate of Incorporation of CCVII, filed with the Secretary of State of the State of Delaware on February 12, 2021 and CCVII’s bylaws, as each may be amended from time to time.

(b)     Section 11.01(b)(ii) of the Merger Agreement shall be deleted in its entirety and replaced as follows:

“(ii) the Closing has not occurred on or before August 17, 2024 (the “Termination Date”),”

4.	Agreement to existing attorney rights. With immediate effect, the Parties irrevocably and unconditionally restate and agree to the terms of Sections 2.01(b) and 2.01(c) of the Merger Agreement in full in accordance with the terms set out therein and for such purpose, each Seller confirms that those sections of the Merger Agreement and this Amendment are intended to be approved by way of deed as required under English law.

5.	Effect of Amendment. This Amendment shall be effective as of the date first written above. For the avoidance of any doubt, all references: (a) in the Merger Agreement to “this Agreement” and (b) to the Merger Agreement in any other Transaction Agreements, agreements, exhibits and schedules will, in each case, be deemed to be references to the Merger Agreement as amended by this Amendment. Except as amended hereby, the Merger Agreement will continue in full force and effect and shall be otherwise unaffected hereby. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

6.	Incorporation by Reference. Sections 1.02 (Construction), Section 12.06 (Governing Law), Section 12.07 (Captions; Counterparts), Section 12.12 (Jurisdiction) and Section 12.13 (Enforcement) of the Merger Agreement are incorporated herein and shall apply to this Amendment mutatis mutandis.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above as a deed.

CHURCHILL CAPITAL CORP VII

By:	/s/ Jay Taragin
Name: Jay Taragin
Title: Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above as a deed.

CORPACQ HOLDINGS LIMITED

By:	/s/ Nicholas Cattell
Name: Nicholas Cattell
Title: Director

By:	/s/ Stephen Scott
Name: Stephen Scott
Title: Director

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above as a deed.

CORPACQ GROUP PLC

By:	/s/ Nicholas Cattell
Name: Nicholas Cattell
Title: Director

By:	/s/ Stephen Scott
Name: Stephen Scott
Title: Director

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above as a deed.

POLARIS BERMUDA LIMITED

By:	/s/ Stuart Kissen
Name: Stuart Kissen
Title: Director

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above as a deed.

NORTHSKY MERGER SUB, INC.

By:	/s/ Carrie Tillman
Name: Carrie Tillman
Title: President and Secretary

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above as a deed.

ORANGE UK HOLDINGS LIMITED

By:	/s/ Graham Young
Name: Graham Young
Title: Director

By:	/s/ Simon Orange
Name: Simon Orange
Title: Director

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above as a deed.

SAPAR GROUP LLC

By:	/s/ Adam Sagar
Name: Adam Sagar
Title: Member

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above as a deed.

SELLERS:

/s/ David Martin
Name: David Martin

/s/ Helen Davis
Name: Helen Davis

/s/ John Griffin
Name: John Griffin

/s/ Jon Hewitt
Name: Jon Hewitt

/s/ Kathy Parums
Name: Kathy Parums

/s/ Lee Teste
Name: Lee Teste

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above as a deed.

SELLERS:

/s/ Phill Millward
Name: Phill Millward

/s/ Leon Milns
Name: Leon Milns

/s/ Felix Milns
Name: Felix Milns

/s/ Gordon Leitch
Name: Gordon Leitch